Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES MERGER AGREEMENT WITH KIRBY CORPORATION

NEW YORK, March 13, 2011 — K-Sea Transportation Partners L.P. (NYSE: KSP) (“K-Sea”) announced today that they have entered into a definitive merger agreement with Kirby Corporation (NYSE: KEX) (“Kirby”). Pursuant to the terms of the agreement, K-Sea will become a wholly-owned subsidiary of Kirby. The K-Sea management team will continue to run the day-to-day operations of the coastwise tank barge business after completion of the transaction.

The merger agreement was unanimously approved by K-Sea’s Board of Directors, acting upon the unanimous recommendation of its conflicts committee. Under the terms of the agreement, K-Sea’s common unitholders will have the right to elect to receive either (a) $8.15 in cash; or (b) $4.075 in cash plus 0.0734 of a share of Kirby’s common stock for each common unit.  K-Sea’s preferred unitholders will receive $4.075 in cash and 0.0734 of a share of Kirby’s common stock for each preferred unit.  K-Sea’s general partner will receive $8.15 in cash for each general partner unit and $18 million in cash for K-Sea’s incentive distribution rights.

The transaction price of $8.15 per K-Sea common unit represents a 26% premium to the closing price on Friday, March 11th and a 38% premium to the 30-day average closing price. The equity in the transaction is valued at approximately $335.3 million based on approximately 38.9 million units outstanding, and is expected to close in the second or third calendar quarter of 2011.

President and CEO, Timothy J. Casey said “Kirby’s record of long-term growth and delivering shareholder value is among the best in the maritime industry, not only in the U.S. but also arguably throughout the world.  The company is admired and respected by customers and competitors alike.  K-Sea’s management is excited to partner with the Kirby organization, and is delighted our unitholders have the opportunity to elect to become shareholders of Kirby.  We look forward to working with Kirby’s management and seeing the business opportunities that the combination will likely provide K-Sea.”

In connection with this transaction, KA First Reserve, LLC and certain affiliates of Jeffries Capital Partners have entered into support agreements pursuant to which they have agreed to vote their K-Sea units in favor of the merger.  These entities currently hold all of K-Sea’s outstanding preferred units and approximately 59.9% of its outstanding common units (including the outstanding preferred units on an as-converted basis), which is a sufficient number of units to approve the merger.

UBS Investment Bank acted as financial advisor to K-Sea and Stifel, Nicolaus & Company, Incorporated acted as financial advisor to K-Sea’s Conflicts Committee.  Latham & Watkins LLP acted as legal counsel to K-Sea and DLA Piper acted as legal counsel to K-Sea’s Conflicts Committee.

About K-Sea Transportation Partners L.P.

K-Sea is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

About Kirby Corporation

Kirby, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in the United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Additional Information

In connection with the proposed merger, Kirby will file with the Securities Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of K-Sea and a prospectus of Kirby.  The definitive proxy statement/prospectus will be mailed to the unitholders of K-Sea. INVESTORS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KIRBY AND K-SEA AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of Kirby’s registration statement on Form S-4 and the proxy statement/prospectus when they are available and other documents containing information about Kirby and K-Sea, without charge, at the SEC’s web site at www.sec.gov.   Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from K-Sea’s website at www.k-sea.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

K-Sea and its directors, officers and certain other members of management may be deemed to be participants in the solicitation of proxies from K-Sea’s unitholders in respect of the proposed merger. Information about these persons can be found in K-Sea’s annual report on Form 10-K for the year ended June 30, 2010, as filed with the SEC on September 13, 2010. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger will be included in the registration statement and the proxy statement/prospectus to be filed with the SEC in connection with the proposed merger.

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the SEC. All statements, other than statements of historical fact, included herein that address activities, events or developments that K-Sea expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the merger will not be completed in the third calendar quarter of 2011,  the possibility that the anticipated benefits from the proposed mergers cannot or will not be fully realized, the possibility that costs or difficulties related to integration of the two companies will be greater than expected, the impact of competition and other risk factors included in the reports filed with the SEC by K-Sea.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, K-Sea does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer

(732) 565-3818